Exhibit 4.1

ARTICLES OF AMENDMENT
SETTING FORTH THE TERMS OF
SERIES G CUMULATIVE REDEEMABLE PREFERRED STOCK
OF WASHINGTON PRIME GROUP INC.

January 13, 2015

ARTICLE I

The name of the corporation filing these Articles of Amendment is Washington Prime Group Inc., an Indiana corporation (the “Corporation”).

ARTICLE II

The following sets forth the designation and number of shares, and fixes the preferences, limitations and relative voting and other rights of the Series G Cumulative Redeemable Preferred Stock of the Corporation:

Section 1.  The shares of such series shall be designated as the “Series G Cumulative Redeemable Preferred Stock” (the “Series G Preferred Stock”) and the number of shares constituting the Series G Preferred Stock shall be 4,700,000.  Such shares of Series G Preferred Stock shall have a par value of $0.0001 per share.

Section 2.

A.                                    Certain Definitions.  Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Articles of Incorporation in respect of the Series G Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Change of Control.  The term “Change of Control” shall mean (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the Corporation’s total Voting Stock; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Corporation with another Person where the Corporation’s shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect directors by a separate group vote) to which all shareholders of the Person issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the Person issuing cash or securities in the merger or share exchange.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Equity.  The term “Common Equity” shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Common Stock.  The term “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Corporation.

Distribution Payment Date.  The term “Distribution Payment Date” shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

Distribution Period.  The term “Distribution Period” shall mean the period from, and including, the Original Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from, and including, the Distribution Payment Date to, but not including, the next Distribution Payment Date.

Distribution Rate.  The term “Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Distribution Record Date.  The term “Distribution Record Date” shall mean the date designated by the Board of Directors of the Corporation at the time a distribution is declared, provided, however, that such Distribution Record Date shall be not more than 60 days nor less than 10 days prior to such Distribution Payment Date.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Junior Stock.  The term “Junior Stock” shall mean, as the case may be, (i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series G Preferred Stock shall have been so paid or declared and set apart for payment and (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Series G Preferred Stock shall have received the entire amount to which such Series G Preferred Stock is entitled upon such liquidation, dissolution or winding up.

Liquidation Preference.  The term “Liquidation Preference” shall mean $25.00 per share.

Operating Partnership.  The term “Operating Partnership” shall mean Washington Prime Group, L.P., an Indiana limited partnership.

Original Issue Date.  The term “Original Issue Date” shall mean the date that shares of Series G Preferred Stock are first issued by the Corporation.

Parity Stock.  The term “Parity Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation which is entitled to receive payment of distributions on a parity with the Series G Preferred Stock or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series G Preferred Stock.  The term “Parity Stock” shall include the Series H Preferred Stock and the Series I Preferred Stock.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, but does not include an underwriter which participates in a public offering of the Series G Preferred Stock, provided that such ownership by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

Preferential Distribution Non-Payment.  The term “Preferential Distribution Non-Payment” shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

Preferred Stock Director.  The term “Preferred Stock Director” shall have the meaning set forth in subparagraph (2) of paragraph (E) below.

Redemption Date.  The term “Redemption Date” shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

Redemption Price.  The term “Redemption Price” shall mean a price per share of Series G Preferred Stock equal to $25.00 together with accrued and unpaid distributions, if any, thereon to the Redemption Date, without interest.

Redemption Record Date.  The term “Redemption Record Date” shall mean the date designated by the Board of Directors of the Corporation for redemption of Series G Preferred Stock, provided, however, that such Redemption Record Date shall be not more than 90 days nor less than 30 days prior to such Redemption Date.

REIT.  The term “REIT” shall mean a real estate investment trust under Section 856 of the Code.

Senior Stock.  The term “Senior Stock” shall mean, as the case may be, (i) any class or series of stock of the Corporation ranking senior to the Series G Preferred Stock in respect of the right to receive distributions or (ii) any class or series of stock of the Corporation ranking senior to the Series G Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

Series H Preferred Stock.  The term “Series H Preferred Stock” shall mean the Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Series I Preferred Stock.  The term “Series I Preferred Stock” shall mean the Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Corporation.

Stock.  The term “Stock” shall mean transferable stock of the Corporation of any class or series.

Special Distribution Rate.  The term “Special Distribution Rate” shall have the meaning set forth in subparagraph (1) of paragraph (B) below.

Voting Stock.  The term “Voting Stock” shall mean shares of the Corporation of any class or series entitled to vote in the election of members of the Board of Directors or stock or other equity interests in another Person of any class or series entitled to vote in the election of directors or persons performing similar functions.

B.                                    Distributions.

1.                                      The record holders of Series G Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions.  Such distributions shall be payable quarterly by the Corporation in cash at a rate of 8.125% of the Liquidation Preference per annum (equivalent to $2.03125 per share of Series G Preferred Stock per annum) (the “Distribution Rate”); provided, however, that if following a Change of Control, the Series G Preferred Stock are not listed on the New York Stock Exchange (“NYSE”) or the NYSE AMEX (“AMEX”), or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system), record holders of Series G Preferred Stock shall be entitled to receive cash distributions, when, as and if authorized by the Board of Directors and declared by the Corporation, out of assets legally available for payment of distributions, payable quarterly by the Corporation, from, but not including, the first date on which both the Change of Control has occurred and the Series G Preferred Stock are not so listed or quoted, in cash at a rate of 9.125% of the Liquidation Preference per annum (equivalent to $2.28125 per share of Series G Preferred Stock per annum), for as long as shares of Series G Preferred Stock are not so listed on the NYSE or AMEX or quoted on NASDAQ (or listed or quoted on a successor exchange or quotation system) (the “Special Distribution Rate”).

2.                                      Distributions on Series G Preferred Stock shall accrue and be cumulative at the Distribution Rate or Special Distribution Rate, as applicable, from the Original Issue Date.  Distributions shall be payable quarterly in arrears when, as and if authorized by the Board of Directors of the Corporation on the 15th day of January, April, July and October of each year (each, a “Distribution Payment Date”), commencing on the

Business Day next succeeding April 15, 2015.  If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day.  The amount of distributions payable on Series G Preferred Stock for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in subparagraph (1) of this paragraph (B) above.  Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to the holders of record of the Series G Preferred Stock as their names shall appear on the share records of the Corporation at the close of business on the Distribution Record Date for such distribution.  Distributions in respect of any past Distribution Periods that are in arrears may be declared and paid at any time to holders of record on the Distribution Record Date therefor.  Any distribution payment made on Series G Preferred Stock shall be first credited against the earliest accrued but unpaid distribution due which remains payable.  The Series G Preferred Stock shall rank on a parity with the Series H Preferred Stock and the Series I Preferred Stock, as to distributions in the manner and to the extent provided herein.

3.                                      If any shares of Series G Preferred Stock are outstanding, no distributions (other than in Junior Stock) shall be authorized or paid or set apart for payment on any other class or series of Junior Stock or Parity Stock for any period unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series G Preferred Stock for all past Distribution Periods and the then current Distribution Period.  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and any other class or series of Preferred Stock ranking on a parity as to distributions with the Series G Preferred Stock, all distributions authorized upon the Series G Preferred Stock and any other such class or series of Preferred Stock shall be authorized pro rata so that the amount of distributions authorized per share on the Series G Preferred Stock and such class or series of Stock shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series G Preferred Stock and such class or series of Stock bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series G Preferred Stock which may be in arrears.

4.                                      Unless full cumulative distributions on the Series G Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for other Junior Stock).

5.                                      Notwithstanding anything contained herein to the contrary, no distributions on Series G Preferred Stock shall be authorized by the Board of Directors of the

Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6.                                      Notwithstanding anything contained herein to the contrary, distributions on the Series G Preferred Stock, if not paid on the applicable Distribution Payment Date, will accrue without interest whether or not any agreement of the Corporation prohibits payment of such distributions, whether or not distributions are authorized for such Distribution Payment Date, whether or not the Corporation has earnings and whether or not there are assets legally available for the payment of such distributions.

7.                                      If the Board of Directors determines that it is permissible under applicable law and that the distributions will qualify for the dividends paid deduction (within the meaning of Sections 561 and 562 of the Code or any successor provisions thereto), such distributions shall be paid as follows:  first, from income of the Corporation other than net capital gains, and the balance, if any, from net capital gains of the Corporation.  If the Board of Directors determines, in its sole discretion, that distributions to be paid in accordance with the preceding sentence might not qualify for such dividends paid deduction, or might not be permissible under applicable law, then such distributions shall be paid in a manner determined by the Board of Directors.

8.                                      If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series G Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series G Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Stock outstanding.

C.                                    Distributions Upon Liquidation, Dissolution or Winding Up.

1.                                      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to liquidation preferences, but before any distribution or payment shall be made to the holders of any Junior Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series G Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors in the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared) to the date of such liquidation, dissolution or winding up.  After payment of the full amount of the liquidating distributions to which they are entitled, the shares of Series G Preferred Stock shall be cancelled and the holders of Series G Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

2.                                      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference per share plus an amount equal to all distributions accrued and unpaid on the Series G Preferred Stock and the corresponding amounts payable on all shares of Parity Stock as to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series G Preferred Stock and all such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled.  The Series G Preferred Stock rank on a parity with the Series H Preferred Stock and Series I Preferred Stock as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Corporation.  Neither the consolidation or merger of the Corporation into or with another entity nor the dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by incorporation of another corporation to which such assets are distributed, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C); provided that, in each case, effective provision is made in the articles of incorporation or similar organizational document of the resulting or surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of the Series G Preferred Stock.

3.                                      In determining whether a distribution by dividend, redemption or other acquisition of Stock or otherwise is permitted under Indiana law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

D.                                    Redemption by the Corporation.

1.                                      The Series G Preferred Stock may be redeemed for cash, in whole or from time to time in part, on any date on or after the Original Issue Date as fixed by the Board of Directors of the Corporation at the Redemption Price.

2.                                      Each date fixed for redemption pursuant to subparagraph (1) of this paragraph (D) is called a “Redemption Date.”  If the Redemption Date is after a Distribution Record Date and before the related Distribution Payment Date, the distribution payable on such Distribution Payment Date shall be paid to the holder in whose name the shares of Series G Preferred Stock to be redeemed are registered at the close of business on such Distribution Record Date notwithstanding the redemption thereof between such Distribution Record Date and the related Distribution Payment Date or the Corporation’s default in the payment of the distribution.

3.                                      In case of redemption of less than all of the shares of Series G Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Board of Directors.  In order to facilitate the redemption of shares of Series G Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 nor more than 90 days prior to the date fixed for such redemption.

4.                                      Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 90 days prior to the Redemption Date.  A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to the respective holders of record of the shares of Series G Preferred Stock to be redeemed at their respective addressees as they appear on the share transfer records of the Corporation.  No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series G Preferred Stock except as to any holder to whom the Corporation has failed to give notice or except as to any holder to whom notice was defective.  In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series G Preferred Stock may be listed or admitted to trading, such notice shall state:  (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series G Preferred Stock to be redeemed and, if less than all the shares of stock held by the particular holder are to be redeemed, the number of shares of Series G Preferred Stock to be redeemed from such holder; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that distributions on the shares to be redeemed will cease to accrue on the Redemption Date.

5.                                      If notice has been mailed in accordance with subparagraph (4) of this paragraph (D), and such notice provides that on or before the Redemption Date specified therein all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions on the shares of Series G Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series G Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation(except the right to receive from the Corporation the Redemption Price) shall cease.  Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.  In case fewer than all the shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares without cost to the holder thereof.

6.                                      Any funds deposited with a bank or trust company for the purpose of redeeming shares of Series G Preferred Stock shall be irrevocable except that:

a.                                      the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

b.                                      any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares of Series G Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

7.                                      No shares of Series G Preferred Stock may be redeemed except with assets legally available for the payment of the Redemption Price.

8.                                      Unless full cumulative distributions on all Series G Preferred Stock shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no shares of Series G Preferred Stock shall be redeemed unless all outstanding shares of Series G Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series G Preferred Stock, provided further, however, that the foregoing shall not prevent the purchase or acquisition of Series G Preferred Stock pursuant to Article NINTH of the Articles of Incorporation and paragraph (F) below.  Unless full cumulative distributions on all outstanding Series G Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series G Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Series G Preferred Stock as to distributions and upon liquidation, dissolution or winding up of the affairs of the Corporation).

9.                                      All shares of Series G Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

E.                                     Voting Rights.

1.                                      The holders of Series G Preferred Stock shall not be entitled to vote on any matter except (i) as provided in paragraph (I) or (ii) as provided in subparagraph (2) of this paragraph (E).

2.                                      In the event the Corporation shall have failed to authorize and pay or set apart for payment in full the distributions accumulated on the outstanding shares of Series G Preferred Stock for any six or more quarterly Distribution Periods, regardless of whether such quarterly periods are consecutive (a “Preferential Distribution Non-Payment”), the number of directors of the Corporation shall be increased by two and the holders of the outstanding shares of Series G Preferred Stock, voting together as a class with all other classes or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights and then entitled to vote on the election of such additional two directors, shall be entitled to elect such two additional directors until the full distributions accumulated for the past distribution periods and the then current distribution period on all outstanding shares of Series G Preferred Stock have been authorized and paid or set apart for payment.  Upon the occurrence of a Preferential Distribution Non-Payment or a vacancy in the office of a Preferred Stock Director (as defined below), the Board of Directors may, and upon the written request of the holders of record of not less than 20% of the holders of the Series G Preferred Stock and all holders of other classes or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights who are then entitled to vote on the election of such additional director or directors shall call a special meeting of such holders for the purpose of electing the additional director or directors.  In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 90 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation and all holders of the Series G Preferred Stock and stock of any other class or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights are afforded the opportunity to elect such additional director or directors (or fill any vacancy) at such annual meeting of shareholders.

If and when all accumulated distributions on the Series G Preferred Stock have been authorized and paid or set aside for payment in full, the holders of the Series G Preferred Stock shall be divested of the special voting rights provided by this subparagraph (2) of paragraph (E), subject to revesting in the event of each and every subsequent Preferential Distribution Non-Payment.  Upon termination of such special voting rights attributable to all holders of the Series G Preferred Stock and shares of any other class or series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights, the term of office of each director elected by the holders of the Series G Preferred Stock and such parity preferred stock (a “Preferred Stock Director”) pursuant to such special voting rights shall forthwith terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors.  Any Preferred Stock Director may be removed only by the vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock and all other series of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights who would then be entitled to vote in such Preferred Stock Director’s election, voting together as a separate class, at a meeting called for such purpose.

3.                                      So long as any shares of Series G Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation shall at all times be such that the exercise, by the holders of the Series G Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights, of the right to elect directors under the circumstances provided for in subparagraph (2) of this paragraph (E) will not contravene any provision of the Articles of Incorporation restricting the number of directors which may constitute the entire Board of Directors.

4.                                      Directors elected pursuant to subparagraph (2) of this paragraph (E) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Corporation and the election (by the holders of the Series G Preferred Stock and the holders of preferred stock of the Corporation ranking on a parity with the Series G Preferred Stock with respect to distribution rights) and qualification of their respective successors or (y) the termination of the term of office of each Preferred Stock Director upon the termination of the special voting rights as provided for in subparagraph (2) of this paragraph (E) or as otherwise provided for in subparagraph (2) of this paragraph (E).

5.                                      So long as a Preferential Distribution Non-Payment shall continue, any vacancy in the office of a Preferred Stock Director may be filled by vote of the holders of record of a majority of the outstanding shares of Series G Preferred Stock and all other series of preferred stock ranking on a parity with the Series G Preferred Stock with respect to distribution rights who are then entitled to vote in the election of such Preferred Stock Director as provided above.  As long as the Preferential Distribution Non-Payment shall continue, holders of the Series G Preferred Stock shall not, as such shareholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such shareholders by these Articles of Amendment.

F.                                      Board of Directors’ Right to Refuse to Transfer Series G Preferred Stock; Limitation on Holdings.

1.                                      The terms and provisions of this paragraph (F) shall apply in addition to, and not in limitation of, the terms and provisions of Article NINTH of the Articles of Incorporation of the Corporation.

2.                                      Each Person who owns directly or indirectly more than 5.0% in number or value of the total shares of Series G Preferred Stock outstanding shall, by January 30 of each year, give written notice to the Corporation stating the Person’s name and address, the number of shares of Series G Preferred Stock directly or indirectly owned by such

Person, and a description of the capacity in which such shares of Series G Preferred Stock are held.  For purposes of these Articles of Amendment, the number and value of the total shares of Series G Preferred Stock outstanding shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereunder.  In addition, each direct or indirect holder of Series G Preferred Stock, irrespective of such shareholder’s percentage ownership of outstanding shares of Series G Preferred Stock, shall upon demand disclose to the Corporation in writing such information with respect to the direct or indirect ownership of Series G Preferred Stock as the Board of Directors deems necessary from time to time to enable the Board of Directors to determine whether the Corporation complies with Sections 856 through 858 of the Code and any successor or other provisions relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder (the “REIT Provisions of the Code”), to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance or to determine any such compliance with this paragraph (F).

3.                                      If, in the opinion of the Board of Directors, which shall be binding upon any prospective acquiror of shares of Series G Preferred Stock, any proposed transfer or issuance would jeopardize the status of the Corporation as a REIT under the REIT Provisions of the Code, the Board of Directors shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to void any such issuance or cause any such transfer not to occur.

4.                                      As a condition to any transfer and/or registration of transfer on the books of the Corporation of any shares of Series G Preferred Stock which could result in direct or indirect ownership of Series G Preferred Stock exceeding 9.9% of the lesser of the number or the value of the total shares of Series G Preferred Stock outstanding (the “Series G Excess Preferred Stock”) by a Person other than a Series G Preferred Excepted Person (as defined in subparagraph (5) below), such prospective transferee shall give written notice to the Corporation of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

5.                                      Any transfer or issuance of Series G Preferred Stock that would (i) create a direct or indirect owner of Series G Excess Preferred Stock other than a Series G Preferred Excepted Person (as defined below) or (ii) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series G Preferred Stock hereunder and shall be deemed never to have had an interest therein.

“Series G Preferred Excepted Person” shall mean any Person approved by the Board of Directors, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of in excess of 9.9% of the lesser of the number or the value of the total shares of Series G Preferred Stock outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Corporation as a REIT under the REIT Provisions of the

Code.

6.                                      The Corporation, by notice to the holder thereof which shall be binding upon any proposed transferee of shares of Series G Preferred Stock, may purchase any or all shares of Series G Preferred Stock that are proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Directors, would result in any Person acquiring Series G Excess Preferred Stock, or would otherwise jeopardize the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code.  The purchase price for any shares of Series G Excess Preferred Stock to be transferred shall be equal to the fair market value of the shares of Series G Preferred Stock on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sale price for the shares of Series G Preferred Stock, if then listed on a national securities exchange, or such price for the shares of Series G Preferred Stock on the principal exchange if then listed on more than one national securities exchange, or if the shares of Series G Preferred Stock are not then listed on a national securities exchange, the latest bid quotation for the Series G Preferred Stock if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such shares of Series G Preferred Stock as determined by the Board of Directors in good faith.  Prompt payment of the purchase price shall be made in cash by the Corporation in such manner as may be determined by the Board of Directors.  From and after the date fixed for purchase by the Board of Directors, and so long as payment of the purchase price for the shares of Series G Preferred Stock to be so redeemed shall have been made or duly provided for, the holder of any shares of Series G Excess Preferred Stock so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares of Series G Preferred Stock, excepting only the right to payment of the purchase price fixed as aforesaid.  Any dividend or distribution paid to a proposed transferee of shares of Series G Excess Preferred Stock prior to the discovery by the Corporation that the Series G Preferred Stock have been transferred in violation of this paragraph (F) shall be repaid to the Corporation upon demand.  The rights granted to the Corporation in this subparagraph (6) shall not limit the effect of, restrictions in, or rights of the Corporation or the Board of Directors under, any other provision of this paragraph (F).

7.                                      Notwithstanding any other provision in these Articles of Amendment, the Articles of Incorporation or the Corporation’s Bylaws, subparagraphs (5), (6), (7) and (8) of this paragraph (F) may not be amended or repealed without the affirmative vote of the holders of not less than two-thirds of the shares of Series G Preferred Stock then outstanding and entitled to vote.  If subparagraph (5), (6), (7) or (8) of this paragraph (F) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of shares of Series G Preferred Stock in violation of such sections shall be deemed, at the option of the Corporation, to have acted as agent on behalf of the Corporation in acquiring such shares of Series G Preferred Stock on behalf of the Corporation.

8.                                      Subject to subparagraph (12), notwithstanding any other provision of these Articles of Amendment to the contrary, any purported transfer, sale or acquisition of shares of Series G Preferred Stock (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership of Series G Preferred Stock) which would result in the termination of the status of the Corporation as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio.  Any such shares of Series G Preferred Stock may be treated by the Board of Directors in the manner prescribed for Series G Excess Preferred Stock in subparagraph (6) of this paragraph (F).

9.                                      Subject to subparagraphs (11) and (12), nothing contained in this paragraph (F) or in any other provision of these Articles of Amendment shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the shareholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

10.                               Subject to subparagraph (11), if any provision of this paragraph (F) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.  To the extent this paragraph (F) may be inconsistent with any other provision of these Articles of Amendment, this paragraph (F) shall be controlling.

11.                               For purposes of these Articles of Amendment, shares of Series G Preferred Stock not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such shares of Series G Preferred Stock, as defined in Rule 13d-3 under the Exchange Act, as amended, and/or would be considered to own such shares of Series G Preferred Stock by reason of the REIT Provisions of the Code.

12.                               Notwithstanding any other provision of paragraph (F), nothing in these Articles of Amendment shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange.  The fact that the settlement of any transaction takes place or occurs shall not negate the effect of any other provision of this paragraph (F) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this paragraph (F).

G.                                    Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series G Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series G Preferred Stock as their names and addresses appear in the record books of the Corporation and without cost to such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, and (ii) promptly, upon request, supply copies of such reports to any prospective beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Series G Preferred Stock.  The Corporation will mail (or otherwise provide) the information to the holders of Series G Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

H.                                   Ranking.

With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Corporation, the Series G Preferred Stock rank senior to the Common Stock and on a parity with (a) the Series H Preferred Stock and Series I Preferred Stock in the manner and to the extent provided herein and (b) any other preferred stock issued by the Corporation, unless the terms of such other preferred stock provide otherwise and, if applicable, the requirements of paragraph (I) hereof have been complied with.  However, the Corporation may authorize or increase the authorized amount of any class or series of stock ranking on a parity with or junior to the Series G Preferred Stock as to distribution rights or liquidation preference without the vote or consent of the holders of the Series G Preferred Stock.

I.                                        Limitations.

So long as any Series G Preferred Stock are outstanding, the Corporation shall not without the affirmative vote, or the written consent, of the holders of at least two-thirds of the total number of outstanding shares of Series G Preferred Stock, voting as a class:

1.                                      authorize, create or issue, or increase the authorized or issued amount of any class or series of, or rights to subscribe to or acquire any security convertible into, any class or series of stock ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock, or reclassify any shares into any such stock; or

2.                                      amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Articles of Incorporation (including these Articles of Amendment) that would change the preferences, rights or privileges with respect to the Series G Preferred Stock so as to affect the Series G Preferred Stock materially and adversely; but nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares under the Articles of Incorporation; (ii) in connection with the authorization or increase of any class or series of stock ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series G Preferred Stock; (iii) in connection with any merger or consolidation in which the Corporation is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into stock ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (iv) in connection with any merger or consolidation in which the Corporation is not the surviving entity if, as a result of the merger or consolidation, the holders of Series G Preferred Stock receive shares of stock or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series G Preferred Stock and there are outstanding no shares of stock or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series G Preferred Stock other than the securities of the Corporation outstanding prior to such merger or consolidation; (v) in connection with any merger or consolidation in which the holders of the Series G Preferred Stock receive cash in an amount equal to or greater than the Liquidation Preference per share plus all distributions accrued and unpaid thereon (whether or not declared) to the date of such merger or consolidation or (vi) if, at or prior to the time when the issuance of any such stock ranking senior to the Series G Preferred Stock is to be made or any such change is to take effect, as the case may be, the Series G Preferred Stock have been called for redemption upon proper notice of redemption to occur within 90 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series G Preferred Stock, unless the Redemption Price of the Series G Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the sale proceeds of such stock ranking senior to the Series G Preferred Stock.

J.                                        Exclusion of Other Rights.

The Series G Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Articles of Incorporation.

K.                                    Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions.

L.                                     Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock set forth in the Articles of Incorporation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series G Preferred Stock set forth in the Articles of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series G Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

M.                                 No Preemptive Rights.

No holder of Series G Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire stock of the Corporation.

N.                                    Conversion.

The Series G Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

ARTICLE III

These Articles of Amendment were duly authorized by the Board of Directors of the Corporation at a meeting duly called and held on September 15, 2014.  Pursuant to Section 23-1-25-2(d) and 23-1-38-2(7) of the Indiana Business Corporations Law, shareholder approval of the foregoing amendment is not required.

IN WITNESS WHEREOF, these Articles of Amendment are executed on behalf of the Corporation by its Chief Executive Officer and attested to by its Secretary and General Counsel on this 13th day of January, 2015.

WASHINGTON PRIME GROUP INC.

By:	/s/ Mark Ordan
Name: Mark Ordan
Title: Chief Executive Officer

Attest:

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel